PROVIDENT FINANCIAL SERVICES, INC. ANNOUNCES MERGER CONSIDERATION
                 ELECTION, ALLOCATION AND PRORATION RESULTS FOR
                    THE FIRST MORRIS BANK & TRUST ACQUISITION

JERSEY CITY, N.J., April 5, 2007 / PRNewswire-First Call/ -- Provident Financial Services, Inc. (NYSE: PFS) ("Provident") today announced results of elections made by stockholders of First Morris Bank & Trust ("First Morris") as to the form of merger consideration to be received in the April 1, 2007 merger of First Morris with and into The Provident Bank, the savings bank subsidiary of Provident.

Under the terms of the Agreement and Plan of Merger dated October 15, 2006, 50% of First Morris common shares will be converted into Provident common stock and the remaining 50% will be converted into cash. First Morris' stockholders were given the option to receive either 2.1337 shares of Provident common stock, $39.75 in cash, or a combination of Provident common stock and cash for each First Morris common share owned, subject to proration to ensure that in the aggregate 50% of the First Morris shares will be converted into Provident common stock.

In accordance with the terms of the Agreement and Plan of Merger, and based upon the election results and allocation procedures:

o First Morris stockholders who made a stock election for all or a portion of their shares of First Morris common stock will receive 2.1337 shares of Provident common stock for each of their stock election shares.

o Since the cash merger consideration was oversubscribed, First Morris stockholders who made a cash election for all or a portion of their shares of First Morris common stock will receive the cash consideration of $39.75 per share for approximately 66.46% of their cash election shares and will receive
2.1337 shares of Provident common stock per share for approximately 33.54% of their cash election shares.

o First Morris stockholders who did not make a valid election prior to 5:00 p.m. on March 29, 2007 will receive 2.1337 shares of Provident common stock for each of their shares of First Morris common stock, upon completion of a letter of transmittal being mailed to them.

No fractional shares of Provident common stock shall be issued. In lieu of such fractional shares Provident will pay to each former holder of First Morris common stock an amount in cash without interest, equal to $17.427.

Please call Registrar and Transfer Company at 1-800-368-5948 for information regarding individual allocation results.


About Provident

Provident Financial Services, Inc. is the holding company for The Provident Bank. Originally established in 1839, The Provident Bank is a New Jersey-chartered capital stock savings bank headquartered in Jersey City, New Jersey. The Bank now operates 84 full-service branches in Hudson, Bergen, Essex, Mercer, Middlesex, Monmouth, Morris, Ocean, Somerset and Union counties after giving effect to the First Morris merger.

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This news release may contain a number of  forward-looking  statements,  as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Provident with the Securities and Exchange Commission from time to time. Provident undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. You may access the filings and other financial and business information regarding Provident at www.providentnj.com.

SOURCE: Provident Financial Services, Inc.

CONTACT:
Provident Financial Services, Inc.:
Kenneth J. Wagner, SVP - Investor Relations
(201) 915-5344
Ken.Wagner@providentnj.com